Exhibit 99.1

DARA Reports Year-End 2012 Financial Results

-Company provides a commercial portfolio and development pipeline business update-

RALEIGH, N.C., April 1, 2013 – DARA BioSciences, Inc. (NASDAQ: DARA), a specialty pharmaceutical company focused on oncology and oncology supportive care products, announced today its financial results for the year ended December 31, 2012 and provided a commercial and development pipeline business update.

For the year ended December 31, 2012, DARA reported a net loss attributable to controlling interest of ($7,311,033), or ($0.60) per share as compared to a net loss attributable to controlling interest of ($6,170,588), or ($1.20) per share for the year ended December 31, 2011. The increase in loss was primarily a result of the costs incurred in the establishment of a sales and marketing infrastructure to support the promotion of the Company's oncology and oncology supportive care products as well as a related increase in general and administrative expenses as the Company transitioned from what had been solely a research and development company. As of December 31, 2012, cash and cash equivalents and available for sale investments totaled approximately $6,593,000. In addition, between December 31, 2012 and March 28, 2013, the Company received approximately $2,516,000 in net proceeds from the issuance of convertible preferred stock and approximately $1,221,000 in net proceeds from the exercise of warrants. DARA believes that its currently available funds, together with projected sales of Soltamox® and Gelclair® in 2013 will enable the Company to fund its planned operations and to meet its obligations through at least December 31, 2013.

Fourth Quarter 2012 Operational Highlights and Recent Developments

●	Strengthened its board of directors with the appointment of two highly experienced and respected industry experts; Tim Heady and Paul Richardson, both new directors
●	Regained compliance with NASDAQ’s $1.00 minimum bid price rule
●	Raised approximately $2.5 million in net proceeds pursuant to a securities purchase agreement
●	Announced the U.S. launch of Soltamox® (tamoxifen citrate) oral solution, the first and only liquid version of tamoxifen citrate
●	Prepared for the launch of Gelclair® for the treatment of oral mucositis

"2012 was a momentous year for DARA, specifically with the launch of our first drug, Soltamox, in the oncology market for patients with breast cancer," said David J. Drutz, M.D., DARA’s chief executive officer.  "It is a time of great pride and excitement for the Company, with Soltamox representing the first of what we expect will be many oncology and oncology supportive care treatments resulting from our combined development and acquisition strategy.  With the launch of Gelclair for patients with oral mucositis scheduled for this month and the continued development of KRN5500 for painful chronic chemotherapy induced peripheral neuropathy (CCIPN), DARA is moving forward as a leader in the oncology and oncology supportive care market and executing against our corporate plan.”

Commercial Business Update

Soltamox®, tamoxifen citrate oral solution for the treatment of breast cancer
DARA has exclusive commercial rights to Soltamox in the U.S.  Soltamox is the only liquid form of tamoxifen available in the U.S. and may help breast cancer patients, and those at high risk for breast cancer, adhere to their therapy on a long term basis. To date, Soltamox has moved from wholesaler inventory to over 135 Soltamox patient prescriptions filled by retail and specialty pharmacies nationwide as well as through institutional and hospital accounts. Recently completed market research, with over 100 oncology health care professionals, indicates an increasing awareness of Soltamox.  Over one third of respondents, who were aware of Soltamox, indicated that they either have prescribed or plan to prescribe the product. These oncology professionals see Soltamox as a useful alternative for patients who either have a swallowing difficulty or who simply prefer a liquid formulation.

DARA also announced today the launch of CAPTURE (Compliance and Preference for Tamoxifen Registry), a breast cancer patient survey. The survey will be performed at leading breast cancer centers around the country, and is designed to gain insights into several important aspects of breast cancer treatment, including patient adherence to tamoxifen therapy, prevalence and severity of swallowing difficulties, and patient preference for Soltamox (tamoxifen citrate) oral solution vs. tamoxifen tablets. CAPTURE was developed in conjunction with a Scientific Steering Committee, including two highly recognized leaders in the fields of oncology and breast cancer, Stefan Gluck, M.D., PhD., Sylvester Distinguished Professor, Department of Medicine, Division of Hematology/Oncology, Sylvester Comprehensive Cancer Center, University of Miami, FL; and Jivesh Sharma, M.D., Presbyterian Hospital of Dallas, TX and CEO of NEXGEN Oncology, Dallas.

By collecting data on over 600 tamoxifen patients, CAPTURE is intended to enable health care providers to better understand the complexities of patent adherence, prevalence of swallowing difficulties, and patient preference for a liquid form of tamoxifen.  We expect that the information collected via CAPTURE will be published, in order to share results of the survey and help educate healthcare professionals nationwide.

“Soltamox has an important place in the oncology market,” commented David Benharris, DARA’s vice president of sales, marketing and business development.  “Our recently completed market research, conducted with over 100 oncology physicians and nurses, shows a need for an oral liquid formulation in up to ten percent of patients on tamoxifen who find it difficult to take pills or prefer liquid formulations. As we continue our efforts to educate patients and health care professionals regarding Soltamox, CAPTURE provides an excellent opportunity to increase awareness as well as provide valuable data for publication and education.” Benharris continued, “Additional programs to increase awareness are ongoing and include direct-to-patient education provided as a supplement attached to tamoxifen prescriptions, continuing sales and outreach campaigns to health care professionals and patients by our specialty pharmacy network, sampling of Soltamox to high volume prescribers of tamoxifen, and a national tele-detailing program to targeted offices which are the highest utilizers of tamoxifen therapy.”

Gelclair®, an oral mucosa coating agent for the treatment of oral mucositis

DARA is planning for the reintroduction of Gelclair to the U.S. market in April of this year. DARA has exclusive U.S. commercial rights to Gelclair. Internally conducted market research involving over 100 oncology physicians and nurses indicated strong familiarity with the Gelclair brand from its earlier presence in the U.S. market; a continuing preference for Gelclair over other commercially available products used to treat oral mucositis. DARA is currently working to commence a direct-to-patient specialty single point of contact model. the Gelclair Access Program, to provide product access and affordability for patients together with ease of prescribing for health care providers.

Bionect®, a topical low molecular weight hyaluronic acid for the treatment of radiation skin injury

DARA launched Bionect in the second quarter of 2012. Over 100 accounts have used this product for the treatment of radiation-related skin damage and a national network of cancer treatment centers is currently establishing Bionect as first-line therapy for both inpatient and outpatient usage.

Development Pipeline Update

KRN5500, for the treatment of painful chronic chemotherapy induced neuropathy (CCIPN)
DARA has strengthened its Phase 2 proprietary asset, KRN5500, a novel, non-narcotic/non-opioid intravenous product for the treatment of painful CCIPN.  A new formulation of KRN5500 has been established with the goals of providing ease of use, compliance with FDA regulations, and additional patent protection.  At the end of 2012, an application to the FDA for an Orphan designation for painful CCIPN was submitted for review.  DARA is currently in communication with the FDA regarding the submission of the Orphan designation. Additionally, the FDA has already designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need.  DARA is currently pursuing partnering opportunities for the development and commercialization of KRN5500.

A summary of key financial highlights for the years ended December 31, 2012 and 2011 is as follows ($ in thousands):

	As of and for the year ended December 31, 2012	As of and for the year ended December 31, 2011
Net revenues	$53.6	$-
Gross Margin	29.8	-
Operating expenses	9,666.9	6,761.9
Net loss attributable to controlling interest	(7,311.0)	(6,170.6)
Cash and cash equivalents	6,496.5	1,179.2
Current assets	7,044.8	1,462.9
Current liabilities	2,038.8	868.0
Working capital	5,006.0	594.9

About DARA BioSciences, Inc.

DARA is a specialty pharmaceutical company focused on the development and commercialization of oncology treatment and supportive care products. DARA has comprehensive commercial coverage across the national oncology market through a series of agreements with a number of specialty pharmacy providers, leading group purchasing organizations (GPOs), retail partners, reimbursement experts, and an industry-leading third-party logistics provider. As part of an integrated national network with annual sales of over $1 billion in cancer therapeutics, DARA has significant commercial scale and capabilities. Its distribution network consists of more than 45,000 retail pharmacies, mail order pharmacies, and long-term care facilities. This provides DARA with established reimbursement and logistics expertise, as well as partnering opportunities with more than 300 sales and marketing personnel uniquely focused on oncology and oncology support products. This comprehensive network of partners is rare if not unique among companies in the oncology supportive care area and provides DARA a strong foundation for product introductions into this underserved market.

DARA increased its focus in oncology through its January 2012 acquisition of Oncogenerix, Inc., which holds the exclusive U.S. marketing rights to Soltamox®, a novel oral liquid formulation of tamoxifen citrate, which is widely used in the treatment and prevention of breast cancer. Soltamox is the only FDA-approved oral liquid version of tamoxifen citrate and fulfills a vital clinical need for patients who cannot tolerate existing solid tablet formulations of this drug. DARA launched Soltamox in October 2012 to coincide with National Breast Cancer Awareness Month. DARA has exclusive U.S. rights to Soltamox through a license from Rosemont Pharmaceuticals, Ltd. Additionally, in June 2012, DARA launched its first product, Bionect®, a topical treatment for skin irritation and burns associated with radiation therapy. DARA has rights to market Bionect in the US oncology/radiology markets under license from Innocutis. DARA also has exclusive U.S. commercial rights to Gelclair®, an FDA-cleared product for the treatment of oral mucositis, which DARA plans to launch in April, 2013.

DARA is also developing a cancer-support therapeutic compound, KRN5500, for the treatment of painful chronic chemotherapy-induced peripheral neuropathy (CCIPN) in patients with cancer. This product is an excellent fit with DARA's strategic oncology focus, has successfully completed a Phase 2a clinical trial, and has been designated a Fast Track Drug by the FDA. DARA has created an improved, commercializable formulation of this drug and is in active partnering discussions regarding further clinical development. DARA has also submitted an Orphan Drug Application to the FDA for the use of this drug in painful CCIPN.

In addition to its oncology products, DARA's pipeline includes DB959, a novel, non-TZD dual delta/gamma PPAR agonist for the treatment of type 2 diabetes and dyslipidemia. DARA has completed Phase 1 testing of DB959 and is presently pursuing opportunities to out-license this product. For more information please visit our web site at www.darabio.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Bionect®, Soltamox®, Gelclair® or other products given that DARA only recently hired its initial sales force and DARA's lack of history as a revenue-generating company, FDA and other regulatory risks relating to DARA's ability to market Bionect, Soltamox, Gelclair or other products in the U.S. or elsewhere, DARA's ability to develop and bring new products to market as anticipated, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which DARA develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA's ability to successfully integrate Oncogenerix and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT:

Jenene Thomas

Investor Relations + Corporate Communications Advisor

+1-908-938-1475

jthomas@darabio.com

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